UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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May 11, 2023

Dear Shareholder,
I am Chair of the Board of Directors of Employers Holdings, Inc. (NYSE:EIG). I am writing to you as you consider your vote at our upcoming annual meeting on May 25, 2023.
We are pleased that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommended a vote FOR all of our director candidates and other proposals, except that ISS did not recommend voting for Barbara Higgins, João “John” de Figueiredo and Prasanna Dhoré, and Glass Lewis did not recommend voting for Mr. Dhoré, in each case because of recent amendments to our bylaws.
We believe that this recommendation is inappropriate and unfounded—and that Ms. Higgins, Dr. de Figueiredo and Mr. Dhoré deserve your vote—for the following reasons:
•In December 2022, we amended our bylaws to include an exclusive forum provision. This provision, which is consistent with those adopted by many public companies, provides that certain types of derivative and similar litigation be brought in a specific forum.
•We believe that a narrowly tailored exclusive forum provision—of the type that our Board of Directors (the “Board”) adopted—will prevent plaintiffs from forum shopping and attempting to litigate in multiple forums, thereby reducing the costs to us of such actions and bringing more certainty to their resolution. These types of activities by plaintiffs are increasingly common, and they are ultimately value destructive.
•We are a Nevada company and have had our headquarters in the state of Nevada for over a century. The forum that we selected (the Second Judicial District Court in Washoe County, Nevada) is located near many of our operations, and it maintains a business court for disputes concerning the validity, control, operation, or governance of Nevada companies. Choosing this court is logical and efficient to our operations and does not unduly deny shareholders access to appropriate legal process.
•The recommendations from ISS and Glass Lewis are based on the rote application of a policy that gives no weight to a director’s relative contributions to the Board. Instead of a holistic understanding of each director’s contributions, both ISS and Glass Lewis simply focused on current and former members of our Board Governance and Nominating Committee.
•Ms. Higgins brings a wealth of experience to the Board in areas such as customer experience management; risk assessment; communications; and constituency engagement. Ms. Higgins also currently chairs the Human Capital Management and Compensation Committee and serves on our Executive Committee.
•Dr. de Figueiredo brings a wealth of experience to the Board in areas such as competitive strategy; disruptive and incremental innovation; strategy implementation and organizational change; and data analytics. Dr. de Figueiredo also currently chairs the Risk Management, Technology and Innovation Committee and serves on our Executive Committee.
•Mr. Dhoré brings a wealth of experience to the Board in areas such as data analytics; customer engagement and development; customer insights; marketing; brand management; customer relationship management; and strategic planning. He currently serves on the Risk Management, Technology and Innovation Committee and the Human Capital Management and Compensation Committee. I note that Mr. Dhoré was not a member of the Board Governance and Nominating Committee when the bylaws were amended.

•On May 1, 2023, our overall ISS Governance QualityScore was 2 (Monthly QualityScore Notification), indicating a low governance risk.
•We maintain robust governance practices. Several years ago, we adopted a majority voting standard in uncontested director elections and removed our classified board structure.
•We meet regularly with our shareholders and have heard no concerns or questions regarding our bylaw amendments from them.
We are proud of our record of performance. For example, in 2022:
•We returned $121.7 million to stockholders through a combination of share repurchases, regular quarterly dividends and two special dividends.
•We wrote $707.2 million of net written premium, higher than any other year since 2018 and the third highest since our IPO in 2007.
•Our consolidated GAAP Calendar Year Combined Ratio was 98.1% and our Adjusted Calendar Year Combined Ratio was 97.0%.
•Our investment portfolio generated net investment income of $89.8 million, higher than any other year since 2009 and the second highest since our IPO.
On April 26, 2023, the Board raised the regular quarterly dividend on our common shares from 26 cents to 28 cents per share, indicating the Board’s continued confidence in the performance of the company.
Ms. Higgins, Dr. de Figueiredo and Mr. Dhoré, as well as the other members of our Board, were each important contributors to our performance in 2022.
We believe that Ms. Higgins, Dr. de Figueiredo and Mr. Dhoré have earned your support and your vote FOR their re-election to our Board at our annual meeting.
If you have any questions, please contact Michael Paquette, Executive Vice President, Chief Financial Officer at mpaquette@employers.com or 775-327-2562.

Respectfully submitted,

/s/ Michael J. McSally
Michael J. McSally
Chair of the Board
Employers Holdings, Inc.